Exhibit 99.1

Behringer and PegasusAblon Announce Development of
Luxury Multifamily Community in Frisco, Texas

Construction of The Ablon at Frisco Square to Begin This Month

Dallas, August 15, 2014 — Behringer and PegasusAblon announced today that they have formed a joint venture to develop The Ablon at Frisco Square. The luxury 275-unit multifamily community will be located in the heart of Frisco Square, a mixed-use area north of Dallas where people of all ages find opportunities to work, live, shop, dine and be entertained. The Ablon at Frisco Square will be developed by PegasusAblon, the joint venture’s general partner. It is expected to be ready for first occupancy in the fourth quarter of 2015.

“We welcome the opportunity to work with Behringer to develop The Ablon at Frisco Square,” said Michael Ablon, principal of PegasusAblon. “Growth in the technology and healthcare sectors, as well as the continued expansion of entertainment venues and other amenities, are attracting new residents to Frisco. With this development, we are focusing once again on creating a luxurious community that caters to the lifestyles of affluent young professionals.”

Residents of The Ablon at Frisco Square will have access to high-end amenities including an elegant clubhouse featuring a kitchen, fireplace and television; a resort style, bi-level pool surrounded by poolside cabanas and an outdoor kitchen; and a 24-hour fitness center with state-of-the-art cardio equipment. All apartments will be designed for maximum efficiency and feature granite countertops, hardwood flooring, stainless steel appliances and PegasusAblon’s trademark technology package including Wi-Fi and surround-sound speakers.

Like the higher floors, the first level of the property will be comprised of apartments. However, the first level was designed with 14-foot ceilings characterizing an architectural style that will blend organically with neighboring mixed-use buildings. An outdoor plaza will function as an extension of the public park in front of the neighboring Frisco City Hall, providing a seamless connection to the surrounding neighborhood.

“We are pleased to be working with PegasusAblon on a new multifamily community in this highly desirable area along the northern path of growth for Dallas,” said Michael O’Hanlon, CEO of Behringer’s opportunity platform. “We are proud to be a significant investor in Frisco Square, which comprises key assets in the portfolio of Behringer Harvard Opportunity REIT I, Inc. We believe further development at Frisco Square will stimulate economic growth for the City of Frisco while ultimately contributing to the upside potential of all of our holdings at Frisco Square.”

Behringer Harvard Opportunity REIT I, Inc. holds ownership interests at Frisco Square in five mixed-use buildings that comprise approximately 101,000 square feet of office space; 71,000 square feet of retail space; a 41,500 square-foot, 12-screen Cinemark Theatre; 114 multifamily units; and approximately 30 remaining acres of land for development.

Frisco Square is a 147-acre master-planned development expected to encompass up to 4.4 million square feet of office, retail, multifamily and municipal facilities. Located at the intersection of the Dallas North Tollway and Main Street (FM 720), Frisco Square is home to amenities including restaurants and entertainment options; apartments and a medical center; and Toyota Stadium and Toyota Soccer Center, one of the top venues in the United States for both professional and amateur soccer, and the home stadium of FC Dallas.

About Behringer

Behringer creates, manages and distributes specialized investments through a multi-manager approach that presents unique options for allocating capital, managing risk and diversifying assets. Investments sponsored and managed by the Behringer group of companies have invested into more than $11 billion in assets. For more information, call toll-free 866.655.3600 or visit behringerinvestments.com.

About PegasusAblon

PegasusAblon is a commercial real estate development, investment and management company headquartered in Dallas, Texas. With experience in a diverse collection of real estate disciplines, PegasusAblon’s management team has developed the knowledge and extensive resources necessary to manage and invest in a broad range of real estate opportunities. PegasusAblon focuses its resources on Dallas and Fort Worth as core markets and pursues diverse asset types, depending upon market cycle dynamics and unique asset attributes. For more information, visit pegasusablon.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Jennifer Smart
Behringer	PegasusAblon
bmarler@behringermail.com	jsmart@pegasusablon.com
469.341.2312	214.698.1300